Exhibit 99.1
Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
LOUIS DRAPEAU ELECTED TO INTERMUNE BOARD OF DIRECTORS
BRISBANE, Calif., September 6, 2007 — InterMune, Inc. (Nasdaq: ITMN) announced today that Louis Drapeau has been elected to its Board of Directors.
“With nearly 35 years experience in the financial services and biotechnology sectors, Lou Drapeau is an experienced financial executive with an impressive track record of successfully leading life science companies toward achievement of their business objectives,” said Dan Welch, President and Chief Executive Officer of InterMune. “We look forward to drawing on his exceptional experience as we focus our resources on advancing our exciting pulmonology and hepatology research and development programs.”
Most Recently, Mr. Drapeau served as Senior Vice President, Finance and Chief Financial Officer for Nektar Therapeutics from January 2006 to August 2007. From August 2002 to August 2005, Mr. Drapeau held the position of Senior Vice President and Chief Financial Officer at BioMarin Pharmaceutical Inc., a biotechnology company. Mr. Drapeau also served as Acting Chief Executive Officer of BioMarin from August 2004 to May 2005.
He previously spent more than 30 years with public accounting firm Arthur Andersen, including 19 years as an Audit Partner in Arthur Andersen’s Northern California Audit and Business Consulting practice and 12 years as managing partner.
Mr. Drapeau holds an undergraduate degree in mechanical engineering and a master’s in business administration from Stanford University.

About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes the Phase 3 program, CAPACITY, which is evaluating pirfenidone as a possible therapeutic candidate for the treatment of patients with IPF and a research program focused on small molecules for pulmonary disease. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 within the Roche research and development programs) in Phase 1a, a second-generation HCV protease inhibitor research program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.
Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 30, 2007 (the “Form 10-K”) and other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.
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